Exhibit 2.7

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 09/20/2001
                                                             010470988 - 7407013

                             CERTIFIICATE OF MERGER
                                       OF
                            ADZONE INTERACTIVE, INC.,
                             a New York corporation,
                                      INTO
                         EXECUTIVE HELP SERVICES, INC.,
                             a Delaware corporation.

     Pursuant to 8 Del. C.ss.252, the undersigned corporations, by and through the undersigned officers, hereby certify as follows:

     1. The name and state or jurisdiction of incorporation of each of tire constituent corporations is as follows:

              AdZone Interactive, Inc., a New York corporation and
             Executive Help Services, Inc., a Delaware corporation.

     2. An agreement of merger has beer approved. adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with 8 Del. C.ss.252 (c).

     3. The name of the surviving corporation shall be Executive Heap Services, Inc.;

     4. The certificate of incorporation of the surviving corporation shall be amended. Article I shall be deleted in its entirety and replaced by the following

          "The name of the corporation shall be AdZone Research, Inc."

     5. The executed agreement of merger is on file at the offices of the surviving corporation located at 81430 East Raintree Drive, Suite 100, Scottsdale. Arizona, 85250.

     6. A copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation, upon written application to the surviving corporation's address as listed in item 5 above.

     7. The authorized capital stock of AdZone Interactive Inc., which is not a Delaware corporation is as follows:

               one hundred million shares of common stock par value $0.0010000 per share zero (0) shares of preferred stock, par value $n/a per share
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EXECUTIVE HELP SERVICES, INC.

/s/ Russell S. Ivy, President

ADZONE INTERACTIVE, INC.

/s/ John Cardona, President


/s/ Charles Cardona, Secretary

STATE OF TEXAS               )
                             )  ss
County of Brazoria           )

On this, the 28th day of August 2001, before me, the undersigned Notary Public, personally appeared Russell S. Ivy, known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal

                                                  /s/ Melynda K. Steed
                                                  Notary Public

My Commission Expires
10/14/03


STATE OF NEW YORK            )
                             )  ss
County of Suffolk            )

On this, the 29th day of August 2001, before me, the undersigned Notary Public, personally appeared Russell S. Ivy, known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal

                                                  /s/ Annette Hawkins
                                                  Notary Public


My Commission Expires
2-21-2003

STATE OF NEW YORK            )
                             )  ss
County of Suffolk            )